LEHMAN BROTHERS

Greenpoint Mortgage Funding Trust 2006-HE1

Table of Contents

1. Range of Principal Balances ($)

2. Occupancy Type

3. Range of Original Combined Loan-To-Value Ratio (%)

4. Purpose

5. Property Type

6. State

7. Range of Credit Score Rating

8. Range of Credit Limits ($)

9. Range of Credit Limit Utilization Rates (%)

10. Range of Original Stated Term to Maturity (Months)

11. Range of Remaining Stated Term to Maturity (Months)

12. Original Draw Period (Months)

13. Range of Margins (%)

14. Range of Loan Rates (%)

15. Maximum Loan Rates (%)

16. Range of Loan Age (Months)

17. Range of Junior Mortgage Ratio (%)

18. Lien Position

19. Documentation Type

20. Negatively Amortizing First Liens

21. Range of Maximum Combined Loan-To-Value Ratios (%)

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). You may obtain a copy of the prospectus for free by visiting the web site at http://www.lehman.com/pub/sasco. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the “Offering Documentation”). You may obtain a copy of the prospectus for free by visiting the web site at http://www.lehman.com/pub/sasco. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and is subject to completion or change. The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes information contained in any prior similar materials relating to these securities. This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The asset-backed securities referred to in these materials are being offered when, as and if issued. In particular, asset-backed securities and the asset pools backing them are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated) at any time prior to issuance. As a result, you may commit to purchase securities with characteristics that may change materially, and all or a portion of the securities may not be issued with material characteristics described in these materials. Our obligation to sell securities to you is conditioned on those securities having the material characteristics described in these materials. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities you committed to purchase, and there will be no liability between us as a consequence of the non-delivery. However, unless the class of securities you committed to purchase has been eliminated, we will provide you with revised offering materials and offer you an opportunity to purchase that class, as described in the revised offering materials.

1. Range of Principal Balance

Range of Principal Balances ($)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
0.00 - 9,999.99	1,744	$4,476,138	0.24%	10.297%	711	$2,567	86.06%
10,000.00 - 25,000.00	4,735	85,286,199	4.66	10.638	714	18,012	89.16
25,000.01 - 50,000.00	9,526	352,060,257	19.22	9.679	708	36,958	89.71
50,000.01 - 100,000.00	9,308	664,035,119	36.25	9.566	706	71,340	90.69
100,000.01 - 200,000.00	4,060	572,278,177	31.24	9.499	707	140,955	89.33
200,000.01 - 300,000.00	408	101,326,709	5.53	8.887	714	248,350	83.20
300,000.01 - 500,000.00	135	51,826,348	2.83	8.564	719	383,899	76.95
500,000.01 - 750,000.00	1	550,000	0.03	8.500	788	550,000	71.43
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

Minimum: $0.00

Maximum: $550,000.

Average: $61,230.70

2. Occupancy Type

Occupancy Type	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
Primary Home	21,332	$1,501,710,797	81.98%	9.273%	705	$70,397	89.71%
Investment	7,913	297,771,267	16.26	10.85	722	37,631	86.85
Second Home	672	32,356,885	1.77	10.55	723	48,150	86.43
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

3. Range of Original Combined Loan-To-Value Ratio

Range of Original Combined Loan-To- Value Ratio (%)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
0.01 - 70.00	1,297	$112,486,027	6.14%	8.639%	705	$86,728	59.56%
70.01 - 75.00	577	54,224,778	2.96	8.881	700	93,977	72.89
75.01 - 80.00	1,478	129,054,707	7.05	8.933	702	87,317	78.76
80.01 - 85.00	1,403	87,534,471	4.78	9.363	701	62,391	83.52
85.01 - 90.00	16,447	814,229,038	44.45	9.184	707	49,506	89.56
90.01 - 95.00	3,248	195,976,816	10.70	9.848	704	60,338	94.60
95.01 - 100.00	5,467	438,333,111	23.93	10.642	715	80,178	99.89
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

Minimum: 15.73%

Maximum: 100.00%

Non-zero Weighted Average: 88.19%

4. Purpose

Purpose	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
Cash Out Refinance	15,054	$1,000,362,362	54.61%	9.240%	698	$66,452	84.85%
Purchase	13,623	772,900,909	42.19	9.979	721	56,735	94.77
Rate/Term Refinance	1,240	58,575,677	3.20	9.246	703	47,238	89.72
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

5. Property Type

Property Type	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
Single Family	9,800	$609,368,954	33.27%	9.868%	706	$62,181	87.73%
SF Detached	8,338	561,196,193	30.64	8.933	705	67,306	89.35
PUD	2,947	178,372,059	9.74	9.864	710	60,527	89.75
PUD Detached	1,934	129,129,404	7.05	9.051	707	66,768	91.28
Condo	2,085	94,426,762	5.15	10.097	714	45,289	90.63
2 Family	1,269	72,972,906	3.98	10.402	714	57,504	89.98
Condo Low Rise	1,522	71,686,730	3.91	9.595	712	47,100	92.83
4 Family	586	36,391,477	1.99	10.717	725	62,101	86.00
PUD Attached	514	26,116,519	1.43	9.676	705	50,810	94.43
3 Family	441	24,180,326	1.32	10.348	716	54,831	85.74
SF Attached	261	15,130,949	0.83	9.008	708	57,973	90.06
Condo High Rise	159	10,341,856	0.56	8.703	710	65,043	90.05
Condo Mid Rise	61	2,524,813	0.14	9.391	704	41,390	92.78
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

6. State

State	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
CA	12,657	$992,706,070	54.19%	9.331%	708	$78,431	88.32%
NY	1,466	109,294,143	5.97	9.239	708	74,553	85.75
FL	2,054	92,908,646	5.07	9.794	709	45,233	89.49
WA	1,669	86,928,446	4.75	9.868	708	52,084	90.68
MD	1,030	60,334,082	3.29	9.892	701	58,577	93.28
AZ	1,208	57,196,961	3.12	9.722	715	47,348	88.73
VA	918	56,072,155	3.06	9.872	705	61,081	93.15
NV	1,056	51,204,453	2.80	9.767	716	48,489	90.89
OR	813	40,175,701	2.19	9.938	708	49,417	90.17
NJ	675	35,850,377	1.96	9.546	706	53,112	89.26
IL	776	35,347,932	1.93	10.298	702	45,551	93.68
CO	694	30,529,807	1.67	9.965	710	43,991	91.81
MA	458	24,845,683	1.36	9.584	707	54,248	88.04
MN	633	24,160,425	1.32	10.273	716	38,168	91.07
GA	484	17,478,536	0.95	10.159	702	36,113	93.10
UT	426	16,127,128	0.88	9.884	713	37,857	90.57
MI	511	15,623,792	0.85	9.995	701	30,575	93.62
PA	320	10,558,594	0.58	9.844	703	32,996	89.96
CT	148	10,073,652	0.55	9.453	708	68,065	85.59
OH	359	9,468,462	0.52	10.556	703	26,375	94.32
ID	233	8,659,136	0.47	9.952	715	37,164	88.10
NC	260	8,118,614	0.44	10.174	703	31,225	92.38
DC	102	6,300,259	0.34	9.730	708	61,767	88.25
TX	153	3,966,845	0.22	10.812	714	25,927	95.41
MT	59	3,056,217	0.17	9.947	712	51,800	87.74
RI	57	2,918,639	0.16	10.385	711	51,204	84.50
TN	106	2,787,185	0.15	10.476	713	26,294	91.88
MO	104	2,749,088	0.15	10.575	710	26,434	91.62
NM	70	2,562,951	0.14	9.830	723	36,614	89.50
SC	66	2,242,998	0.12	11.080	705	33,985	91.96
Other	352	11,591,970	0.63	10.438	703	32,932	91.86
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

7. Range of Credit Score Rating

Range of Credit Score Rating	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
0 - 660	2,874	$163,547,319	8.93%	9.733%	648	$56,906	84.80%
661 - 670	2,323	149,978,165	8.19	9.710	665	64,562	87.81
671 - 680	2,575	165,439,229	9.03	9.838	676	64,248	88.94
681 - 690	3,069	201,366,334	10.99	9.564	685	65,613	89.35
691 - 700	2,993	191,242,872	10.44	9.640	695	63,897	89.90
701 - 710	2,868	181,509,449	9.91	9.438	705	63,288	90.66
711 - 720	2,419	156,654,233	8.55	9.395	715	64,760	89.99
721 - 730	1,990	121,505,659	6.63	9.405	725	61,058	90.42
731 - 740	1,837	109,690,295	5.99	9.570	735	59,712	90.51
741 >=	6,969	390,905,393	21.34	9.403	765	56,092	89.46
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

Minimum: 620

Maximum: 821

Non-zero Weighted Average: 708

8. Range of Credit Limits

Range of Credit Limits ($)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
<= 30,000.00	6,846	$134,915,116	7.37%	10.481%	714	$19,707	90.35%
30,000.01 - 50,000.00	7,311	272,236,507	14.86	9.690	707	37,237	90.32
50,000.01 - 70,000.00	5,089	281,856,411	15.39	9.416	706	55,385	91.52
70,000.01 - 90,000.00	3,190	228,768,503	12.49	9.691	708	71,714	92.13
90,000.01 - 110,000.00	2,684	221,745,744	12.11	9.698	706	82,618	89.31
110,000.01 - 130,000.00	1,276	140,297,984	7.66	9.735	710	109,951	92.80
130,000.01 - 150,000.00	1,045	127,298,314	6.95	9.560	708	121,817	89.58
150,000.01 - 170,000.00	512	73,082,815	3.99	9.474	706	142,740	91.53
170,000.01 - 190,000.00	377	57,882,830	3.16	9.330	702	153,535	89.81
190,000.01 >=	1,587	293,754,725	16.04	8.883	709	185,101	80.38
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

Minimum: $10,000.0

Maximum: $750,000.00

Average: $70,332.73

9. Range of Credit Limit Utilization Rates

Range of Credit Limit Utilization Rates (%)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Rate Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
0.00 - 74.99	3,745	$110,293,046	6.35%	8.832%	706	$29,451	78.35%
75.00 - 79.99	279	22,600,433	1.30	9.051	702	81,005	80.74
80.00 - 84.99	314	25,918,240	1.49	9.280	700	82,542	80.48
85.00 - 89.99	357	31,654,852	1.82	9.401	702	88,669	81.71
90.00 - 94.99	519	39,455,151	2.27	9.528	706	76,021	83.09
95.00 - 98.99	1,845	110,534,222	6.37	9.753	709	59,910	86.39
99.00 - 99.99	6,465	409,625,602	23.59	9.690	706	63,360	89.40
100.00 >=	14,562	986,351,746	56.80	9.439	709	67,735	91.19
Total:	28,086	$1,736,433,292	100.00%	9.473%	708	$61,826	89.00%

Minimum: 0.00%

Maximum: 100.96%

Weighted Average: 95.83%

10. Range of Original Stated Term to Maturity (Months)

Range of Original Stated Term to Maturity (Months)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
120	17	$518,922	0.03%	11.274%	702	$30,525	90.48%
180	25,323	1,535,881,976	83.84	9.618	709	60,652	90.16
300	3,419	229,175,297	12.51	8.704	702	67,030	81.11
360	1,158	66,262,752	3.62	10.942	711	57,222	94.65
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

Minimum: 120 months

Maximum: 360 months

Non-zero Weighted Average: 202 months

11. Range of Remaining Stated Term to Maturity (Months)

Range of Remaining Stated Term to Maturity (Months)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
97 - 108	1	$0	0.00%	0.000%	0	$0	0.00%
109 - 120	17	518,922	0.03	11.274	702	30,525	90.48
145 - 156	11	424,322	0.02	10.590	716	38,575	93.36
157 - 168	2,703	138,820,364	7.58	9.971	717	51,358	89.51
169 - 180	22,608	1,396,637,290	76.24	9.583	708	61,776	90.22
205 - 216	1	0	0.00	0.000	0	0	0.00
253 - 264	1	33,475	0.00	13.000	695	33,475	94.98
265 - 276	4	361,661	0.02	9.976	712	90,415	89.90
277 - 288	614	41,498,705	2.27	9.510	705	67,587	82.71
289 - 300	2,799	187,281,457	10.22	8.522	701	66,910	80.73
349 - 360	1,158	66,262,752	3.62	10.942	711	57,222	94.65
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

Minimum: 103 months

Maximum: 360 months

Non-zero Weighted Average: 197 months

12. Original Draw Period (Months)

Original Draw Period (Months)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
60	24,668	$1,507,327,400	86.81%	9.591%	709	$61,105	90.20%
120	144	7,991,410	0.46	12.234	703	55,496	93.87
180	3,274	221,114,482	12.73	8.575	702	67,536	80.64
Total:	28,086	$1,736,433,292	100.00%	9.473%	708	$61,826	89.00%

13. Range of Margins (%)

Range of Margins (%)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
<= 0.000	379	$28,450,896	1.64%	7.436%	740	$75,068	77.82%
0.001 - 0.500	2,914	216,207,089	12.45	7.797	733	74,196	83.69
0.501 - 1.000	3,141	217,330,487	12.52	8.233	712	69,191	84.62
1.001 - 1.500	2,885	204,409,244	11.77	8.697	698	70,852	85.43
1.501 - 2.000	4,046	290,789,565	16.75	9.376	707	71,871	91.35
2.001 - 2.500	4,968	264,882,342	15.25	9.947	706	53,318	90.12
2.501 - 3.000	3,792	253,048,650	14.57	10.494	703	66,732	93.87
3.001 - 3.500	3,547	156,607,067	9.02	11.026	701	44,152	92.48
3.501 - 4.000	1,385	67,046,878	3.86	11.534	691	48,409	93.07
4.001 - 4.500	652	22,682,187	1.31	12.162	687	34,789	91.85
4.501 - 5.000	258	9,464,732	0.55	12.596	675	36,685	92.67
5.001 - 5.500	94	4,550,546	0.26	13.272	677	48,410	91.61
5.501 - 6.000	19	768,316	0.04	13.752	657	40,438	92.27
6.001 - 6.500	2	61,300	0.00	14.692	639	30,650	93.83
6.501 - 7.000	2	1,342	0.00	15.000	671	671	90.00
7.001 - 7.500	1	102,805	0.01	15.750	632	102,805	100.00
7.501 - 8.000	1	29,846	0.00	16.250	620	29,846	100.00
Total:	28,086	$1,736,433,292	100.00%	9.473%	708	$61,826	89.00%

Minimum: 0.000%

Maximum: 8.000%

Weighted Average: 1.956%

14. Range of Loan Rates (%)

Range of Loan Rates (%)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
4.501 - 5.000	51	$3,673,638	0.20%	4.989%	713	$72,032	84.96%
5.001 - 5.500	2,878	193,707,520	10.57	5.250	699	67,306	85.52
6.501 - 7.000	1	34,500	0.00	6.875	720	34,500	70.55
7.001 - 7.500	2	149,389	0.01	7.387	782	74,695	60.40
7.501 - 8.000	354	25,371,261	1.39	7.980	738	71,670	79.20
8.001 - 8.500	2,311	171,630,620	9.37	8.398	732	74,267	83.37
8.501 - 9.000	2,655	184,380,080	10.07	8.876	713	69,446	84.46
9.001 - 9.500	2,504	177,326,636	9.68	9.375	701	70,817	85.38
9.501 - 10.000	3,812	272,299,443	14.86	9.849	711	71,432	91.78
10.001 - 10.500	4,871	261,235,998	14.26	10.360	709	53,631	90.95
10.501 - 11.000	3,847	247,648,186	13.52	10.846	707	64,374	94.14
11.001 - 11.500	3,716	164,269,512	8.97	11.332	702	44,206	92.88
11.501 - 12.000	1,605	76,062,745	4.15	11.829	692	47,391	93.42
12.001 - 12.500	819	31,473,572	1.72	12.319	687	38,429	92.91
12.501 - 13.000	323	13,985,452	0.76	12.800	682	43,299	93.89
13.001 >=	168	8,590,393	0.47	13.538	678	51,133	92.21
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

Minimum: 4.750%

Maximum: 16.250%

Non-zero Weighted Average: 9.552%

15. Maximum Loan Rates (%)

Maximum Loan Rates (%)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
12	21	$2,581,150	0.15%	9.701%	730	$122,912	53.39%
16	1	33,475	0.00	13.000	695	33,475	94.98
17	8	344,955	0.02	12.461	697	43,119	94.05
18	28,056	1,733,473,712	99.83	9.472	708	61,786	89.05
Total:	28,086	$1,736,433,292	100.00%	9.473%	708	$61,826	89.00%

Minimum: 12.000%

Maximum: 18.000%

Non-zero Weighted Average: 17.991%

16. Range of Loan Age (Months)

Range of Loan Age (Months)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
<= 1	3,410	$211,677,937	11.56%	8.989%	706	$62,076	90.97%
2-5	16,400	1,033,068,051	56.40	9.455	706	62,992	89.70
6-9	6,383	383,264,540	20.92	9.945	709	60,045	87.51
10-13	3,543	194,056,221	10.59	9.840	715	54,772	87.81
14 - 17	81	5,131,232	0.28	10.912	705	63,349	89.20
18 - 21	77	3,556,468	0.19	11.285	701	46,188	90.98
22 - 24	7	480,963	0.03	9.511	745	68,709	82.26
25 - 25	2	151,554	0.01	9.325	699	75,777	90.00
26 - 48	12	451,983	0.02	10.998	714	37,665	91.43
73 - 96	2	0	0.00	0.000	0	0	0.00
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

Minimum: 0 months

Maximum: 84 months

Weighted Average: 5 months

17. Range of Junior Mortgage Ratio

Range of Junior Mortgage Ratio (%)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
0.01 - 10.00	1,359	$44,526,723	2.43%	9.153%	703	$32,764	83.40%
10.01 - 20.00	22,556	1,198,452,947	65.52	9.64	711	53,132	92.07
20.01 - 30.00	3,811	349,285,759	19.09	9.541	701	91,652	87.29
30.01 - 40.00	1,323	142,104,860	7.77	9.299	702	107,411	82.58
40.01 - 50.00	506	55,334,431	3.02	9.207	702	109,357	75.62
50.01 - 60.00	216	24,084,344	1.32	8.885	711	111,502	72.12
60.01 - 70.00	79	10,707,895	0.59	8.9	719	135,543	68.36
70.01 - 80.00	31	3,209,344	0.18	8.184	735	103,527	69.74
80.01 - 90.00	13	1,185,285	0.06	8.212	725	91,176	60.4
90.01 >=	2	366,212	0.02	8.427	714	183,106	46.72
Total:	29,896	$1,829,257,798	100.00%	9.552%	708	$61,187	89.24%

Minimum: 1.86

Maximum: 92.98

Non-zero Weighted Average: 20.17

18. Lien Position

Lien Position	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
1st Lien	21	$2,581,150	0.14%	9.701%	730	$122,912	53.39%
2nd Lien	29,896	1,829,257,798	99.86	9.552	708	61,187	89.24
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

19. Documentation Type

Documentation Type	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
Stated	25,549	$1,617,873,354	88.32%	9.580%	708	$63,324	89.28%
Full	3,852	184,589,892	10.08	9.247	705	47,921	88.04
Stated Income Stated Assets	349	19,964,445	1.09	9.158	715	57,205	90.46
Limited	125	7,047,203	0.38	12.191	705	56,378	93.52
No Income Verification	42	2,364,055	0.13	10.059	696	56,287	92.4
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

20. Negatively Amortizing First Liens

Negatively Amortizing First Liens	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
No	12,002	$734,264,071	40.08%	9.978%	712	$61,178	94.26%
Not Applicable	5,462	475,820,562	25.98	9.590	698	87,115	81.94
No Result Available	1,480	100,480,299	5.49	9.236	698	67,892	86.26
Yes	10,973	521,274,016	28.46	8.978	713	47,505	89.21
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

21. Range of Maximum Combined Loan-To-Value Ratios (%)

Range of Maximum Combined Loan-To Value Ratios (%)	Number of Mortgage Loans	Aggregate Outstanding Principal Balance ($)	Percentage of Cut-Off Date Principal Balance	Weighted Average Loan Rate	Weighted Average Credit Score	Average Principal Balance	Weighted Average Combined Loan to Value Ratio
0.01 - 70.00	1,272	$110,622,227	6.04%	8.641%	705	$86,967	59.42%
70.01 - 75.00	553	52,671,761	2.88	8.913	699	95,247	72.72
75.01 - 80.00	1,362	118,838,725	6.49	8.969	702	87,253	78.60
80.01 - 85.00	1,006	70,991,361	3.88	9.390	698	70,568	82.93
85.01 - 90.00	6,586	359,143,466	19.61	9.450	700	54,531	88.97
90.01 - 95.00	3,705	215,413,000	11.76	9.705	704	58,141	93.14
95.01 - 100.00	15,184	890,114,298	48.59	9.794	714	58,622	94.82
100.01 - 105.00	248	14,019,162	0.77	9.817	707	56,529	94.77
105.01 >=	1	24,947	0.00	10.500	713	24,947	98.22
Total:	29,917	$1,831,838,948	100.00%	9.552%	708	$61,231	89.19%

Minimum: 15.73%

Maximum: 106.95%

Non-zero Weighted Average: 91.39%